Exhibit 99.1

SAMSON OIL & GAS ADVISORY Denver 1700 hours 26th November 2014, Perth 0800 hours 27th November 2014

DEBT FACILITY

Samson Oil & Gas (SSN NYSEMKT, SSN ASX) advises that effective November 24, 2014 it executed, closed and updated its credit agreement with Mutual of Omaha Bank to increase the borrowing base of the reserve based lending facility to $19 million, increase the maximum available under the facility to $50 million and decreased the interest rate to 90 day LIBOR plus 3.25%, which is approximately 3.48%.

The original $25 million facility was initiated in January of this year and has a current balance of $15.5 million.

The additional borrowing base has been developed from the June 30th 2014 Proved Reserve report which was estimated by the Company’s independent reserve engineer to have a value of approximately $54.4 million based on a net present value calculation with 10% discount rate. No fees were paid in respect to this facility increase other than legal fees associated with the drafting of the documentation and a commitment fee based on the increase in the borrowing base.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,837 million ordinary shares issued and outstanding (including 230 million options exercisable at AUD 3.8 cents), which would be the equivalent of 141.85 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.29 per ADS on November 25th, 2014 the Company has a current market capitalization of approximately US$42.2 million (the options have been valued at an exchange rate of 0.8593). Correspondingly, based on the ASX closing price of A$0.016 for ordinary shares and a closing price of A$0.008 for the 2017 options, on November 25th, 2014, the Company has a current market capitalization of approximately A$46.5 million.

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR

Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.